EXHIBIT 12-1

                           FOSTER WHEELER CORPORATION

                STATEMENT OF COMPUTATION OF CONSOLIDATED RATIO OF
              EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
                                    ($000'S)
                                    UNAUDITED

                                                                       3 months
                                                                         2001
EARNINGS:

Net earnings                                                           $  8,105
Taxes on income                                                           2,402
Total fixed charges                                                      24,037
Capitalized interest                                                       (130)
Capitalized interest amortized                                              606
Equity earnings of non-consolidated associated
        companies accounted for by the equity
        method, net of dividends                                         (2,782)
                                                                       --------

                                                                       $ 32,238
                                                                       ========
FIXED CHARGES:

Interest expense (includes dividend on preferred security of $3,937)   $ 20,765
Capitalized interest                                                        130
Imputed interest on non-capitalized lease payment                         3,142
                                                                       --------

                                                                       $ 24,037
                                                                       ========
Ratio of Earnings to Fixed Charges                                         1.34
                                                                           ====



Note: There were no preferred shares outstanding during the period indicated and, therefore, the consolidated ratio of earnings to fixed charges and combined fixed charges and preferred share dividend requirements would have been the same as the consolidated ratio of earnings to fixed charges and combined fixed charges for the period indicated.



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